[Exhibit 99.1]




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                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501


                Level 3 Subsidiary Launches Consent Solicitation
                        for 12.25% Senior Notes due 2013


BROOMFIELD, Colo., February 16, 2007 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) today announced that its wholly owned subsidiary, Level 3 Financing, Inc., has commenced a consent solicitation with respect to certain amendments to the indenture governing Level 3 Financing's outstanding 12.25% Senior Notes due 2013 (the "Consent Solicitation"). The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 23, 2007, unless extended (such date, as it may be extended, the "Consent Date").

On the terms and subject to the conditions of the Consent Solicitation, if Level 3 Financing receives the requisite consents and the supplemental indenture that contains the amendments is executed, Level 3 Financing will pay, following the Consent Date and the satisfaction of the other conditions contained in the Consent Solicitation, to each Holder who has validly delivered (and has not revoked) a valid consent on or prior to the Consent Date, $5.00 for each $1,000 in principal amount of 12.25% Senior Notes due 2013.

Level 3 Financing is seeking consents to amend the indenture relating to the 12.25% Senior Notes due 2013 to provide that, on a one-time basis at any time between the date the indenture is amended and September 30, 2007, Level 3 may incur debt that is permitted based upon a multiple of cash flow available for fixed charges on a "pro forma" basis giving effect to any acquisition, merger or consolidation that was completed prior to February 1, 2007. The amendment would provide for the calculation of the ability to incur this type of debt in a manner that is consistent with such calculation under
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the indentures of Level 3 Financing governing its 9.25% Senior Notes due 2013,
Floating Rate Senior Notes due 2015 and 8.75% Senior Notes due 2017 other than with respect to the one-time nature of the adjustment and the limitation with respect to transactions that had been completed prior to February 1, 2007.

The complete terms and conditions of the Consent Solicitation are set forth in the Consent Solicitation Statement that is being sent to holders of the 12.25% Senior Notes due 2013. Holders are urged to read the Consent Solicitation documents carefully. Copies the Consent Solicitation Statement and related Consent Letter may be obtained from Global Bondholder Services Corporation, at 212-430-3774 and (866) 389-1500 (toll-free).

Merrill Lynch & Co. is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) and 212-449-4914.

About Level 3 Communications
Level 3 Communications, Inc. (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.




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